NEWS   FROM  Petroleum Development Corporation

FOR IMMEDIATE RELEASE: May 8, 2009

Petroleum Development Corporation Announces 2009 First Quarter Results Production Volume Increases 32%; Production and Well Operations
 Unit Costs Down 32%; Solid Derivative Position

DENVER, CO, May 8, 2009: Petroleum Development Corporation (NASDAQ:PETD) today reported a net loss for the first quarter ended March 31, 2009 of $5.7 million, or $0.39 per share, compared with a March 31, 2008 quarterly net loss of $13.9 million, or a $0.95 loss per share.  Oil and natural gas sales revenues from the Company's producing properties for the first quarter 2009 were down 44.5% to $39.7 million, a decrease of $31.9 million from $71.6 million for the same 2008 period.  The average realized price of oil and gas, including realized gains and losses on derivatives, was $7.08 per Mcfe in the first quarter 2009 compared to $8.16 in the first quarter 2008.  The average sales price for oil and natural gas during this year’s first quarter was $3.79 per Mcfe, a decrease of approximately 55% from $8.45 per Mcfe for the same quarter 2008.  The net loss for the first quarter 2009 was impacted by a $12.9 million net decrease in the mark to market value of the Company’s derivatives resulting from contracts settled during the quarter.  This unrealized loss was offset by realized gains of $36.6 million during the quarter, resulting in a net gain from price risk management activities in the first quarter 2009 of $23.7 million, compared to a net loss of $42.3 million in the same first quarter period of 2008.

Adjusted net income (a non-GAAP measure defined as net income adjusted for unrealized gains and losses on derivative positions and corresponding tax impacts) for the first quarter of 2009 was $4.1 million or $0.27 per diluted share, compared to $10.9 million or $0.74 per diluted share in the first quarter 2008.  Adjusted cash flow from operations (defined as cash flow from operations before changes in assets and liabilities, a non-GAAP measure), declined slightly to $39.7 million for the quarter ended March 31, 2009, compared to $40.4 million in the same period of 2008.

Oil and gas production and well operations costs decreased 11% to $16.2 million, or $1.45 per Mcfe for the first quarter 2009 from $18.1 million, or $2.14 per Mcfe for the first quarter of 2008.  The reduction was primarily attributable to a 17.7% decrease in lifting costs to $0.93 per Mcfe for first quarter 2009 from $1.13 per Mcfe for first quarter 2008.  The decrease was due to increased production in the first quarter 2009, and lower oil and gas service provider rates.  Additionally, production taxes, which fluctuate with oil and natural gas prices, decreased $3.1 million or 61.9% to $1.9 million for the first quarter 2009 versus $5.0 million for the same period of 2008.  First quarter 2009 lifting costs results were lower on a per Mcfe basis than the guidance the Company provided on March 19, 2009.

First quarter 2009 production increased 32% over the same period in 2008, to 11.2 Bcfe from 8.5 Bcfe.  Growth in this first quarter was all organic from development of our existing core operating areas.  During the first quarter 2009 the Company drilled 24.9 total net wells compared to 67.7 total net wells drilled in the same 2008 period.  The 2009 first quarter total was comprised of 21.9 net development wells drilled and 3.0 net exploratory wells drilled.

Comparative Results	Three Months Ended
(In thousands, except per share amounts)	March 31,

Revenues	2009	2008
Net loss	$88,845	$58,099
Loss per common share	$(5,703)	$(13,928)
	$(0.39)	$(0.95)

Richard W. McCullough, Chairman and Chief Executive Officer stated, “As we expected entering the year, the first quarter of 2009 was a difficult operating environment.  The industry continues to be in a gas over-supply situation.  This situation, along with the economic recession, has placed considerable downward pressure on commodity prices.  Fortunately for us a significant portion of our production is hedged into 2010 at prices above the current market and we have strong balance sheet and liquidity positions.  Additionally, first quarter 2009 production was strong due to robust capital spending in the latter portion of 2008 and operating costs have begun to show meaningful unit rate reductions.  We significantly reduced our 2009 CAPEX budget due to low commodity prices and a constrained capital environment.  While we do not believe prices are sustainable indefinitely at these low levels, we will continue being very selective on capital project spending and focus on cost reductions in these extremely tough markets.”

Financial Results

The Company’s exploration expense increased from $4.3 million in the first quarter 2008 to $5.6 million in the first quarter of 2009, predominately a result of $1.6 million in tubular inventory impairments and drilling rig demobilization expenses.

Depreciation, depletion and amortization expense for the 2009 first quarter increased to $34.3 million or $3.08 per Mcfe, from $21.1 million or $2.49 per Mcfe in the respective quarter 2008.  This increase was largely due to reserve reductions associated with year-end 2008 and related valuation decreases, as well as increased costs related to acquiring acreage, drilling, completing, and equipping new wells during 2008.

General and administrative expenses increased to $12.1 million in the first quarter 2009 from $9.8 million in the same period of 2008, however, on a per Mcfe basis, general and administrative expenses declined to $1.08 per Mcfe for first quarter 2009 from $1.16 per Mcfe for first quarter 2008.  The increase for first quarter 2009 was primarily related to increased staffing and payroll benefits of $2 million, and $1.5 million for the expensing of previously capitalized acquisition costs pursuant to the adoption of a new accounting standard.  General and administrative expense for first quarter 2008 included $3.2 million in payroll and payroll related expenses relating to the separation agreement with our former president.  The Company’s first quarter 2009 payroll benefits are in line with fourth quarter 2008 actuals.

Interest expense increased to $8.4 million in the first quarter 2009, from $4.9 million in the same period of 2008, a result of a full quarter’s expense related to the 12% senior notes issued on February 8, 2008, and higher average outstanding balances on the bank credit facility, offset by lower average interest rates.

The following tables show the calculation of adjusted net income, adjusted cash flow from operations, and EBITDA (non-GAAP measures) (in thousands, except per share data) for the first quarters of 2009 and 2008:

Adjusted Net Income
	Three Months Ended
	March 31,

	2009	2008

Net loss	($5,703)	($13,928)
Unrealized derivative loss (1)	13,188	39,899
Provision for underpayment of gas sales	2,581	-
Tax effect	(6,012)	(15,042)
Adjusted net income	$4,054	$10,929
Weighted average diluted shares outstanding	14,793	14,738
Adjusted diluted earnings per share	$0.27	$0.74
(1) Includes natural gas marketing activities.

Adjusted Cash Flow from Operations
	Three Months Ended
	March 31,

	2009	2008
Net cash provided by operating activities	$35,879	$48,789
Changes in assets and liabilities related to operations	3,862	(8,401)
Adjusted cash flow from operations	$39,741	$40,388
Weighted average diluted shares outstanding	14,793	14,738
Adjusted cash flow from operations, per diluted share	$2.69	$2.74

EBITDA
	Three Months Ended
	March 31,

	2009	2008
Net loss	($5,703)	($13,928)
Interest, net	8,363	4,661
Income taxes	(4,015)	(8,202)
Depreciation, depletion and amortization	34,344	21,131
EBITDA	$32,989	$3,662
Weighted average diluted shares outstanding	14,793	14,738
EBITDA per share (fully diluted)	$2.23	$0.25

2009 Outlook

2009 production is estimated to be approximately 42.5 Bcfe to 44.0 Bcfe, or a 10% to 14% increase over production for 2008 of 38.7 Bcfe.  The 2009 capital budget of $108 million to $120 million represents an approximate 65% decrease compared to 2008.  Estimated production and capital levels are consistent with the guidance numbers provided March 19, 2009.  The reduction in 2009 capital spending results in an estimated year-end 2009 net debt level which is approximately flat to 2008 year end levels, thus liquidity is anticipated to be sufficient during 2009.  The Company’s bi-annual borrowing base redetermination on its $375 million revolving credit facility is expected to be completed by mid-May 2009.

The Company has executed oil and natural gas derivative contracts for 58% and 62% of its forecasted oil and natural gas production, respectively, for the remainder of 2009.  Hedged prices are well above the current market at an average $90.52 per Bbl and $6.83 per Mcf.  Additionally, a significant portion of 2010 forecasted production is hedged at prices which exceed current market prices.  Results for the full year 2009 are projected to trend to the middle or low point of our guidance ranges due to the continuation of the low oil and gas price environment.

Operations

Our 2009 drilling plans continue to be focused primarily in the Rocky Mountain Region.  The Company plans to drill approximately 105 gross wells to 155 gross wells excluding exploratory wells.  Exclusive of exploratory wells, through March 31, 2009, PDC has drilled 24 gross wells compared to 92 gross wells for the same period last year.  The Company is currently evaluating the exploration potential of the Marcellus Formation in the Appalachian Basin.  Through a combination of lease, farmout and wellbore ownership, PDC operates over 2,100 wells within the Marcellus “Fairway” area.  PDC drilled a total of four Marcellus wells, two of which are in line, and five additional vertical tests are planned in 2009.

Drilling Activity

During the first quarter of 2009 the Company drilled 28 gross wells representing a decrease of 72% from the respective quarter 2008.  The Company’s drilling activities continued to be focused in its Rocky Mountain Region.

Wells Drilled
	Three Months Ended March 31,
	2009		2008
	Gross	Net	Gross	Net
Appalachian Basin	3	3.0	4	4.0
Michigan	-	-	1	1.0
Rocky Mountain Region:
Wattenberg	18	17.9	45	21.7
Piceance	1	1.0	21	13.4
NECO	5	2.5	29	26.6
North Dakota	1	0.5	-	-
Total Rocky Mountain Region	25	21.9	95	61.7
Fort Worth Basin	-	-	1	1.0
Total Wells Drilled	28	24.9	101	67.7

Average Costa Related to Oil and Gas Drilling (per Mcfe)
	Three Months Ended March 31,
	2009	2008
Average lifting costs	$0.93	$1.13
Exploration expense (less impairment)	$0.39	$0.45
Depreciation, depletion and amortization (oil and gas properties only)	$2.90	$2.33

Oil and Gas Sales and Production

Production for the quarter ended March 31, 2009 increased 32% above volumes for the same period in 2008.  Oil and natural gas sales from the Company's producing properties for the quarter were down 44.5% to $39.7 million compared to $71.6 million for the same period of the prior year, a decrease of $31.9 million.  The sales revenue decrease was primarily related to a decrease in the average sales price for oil and natural gas, partially offset by the increase in production.

The following table summarizes production by area of operation, as well as the average sales price for the first quarters of 2009 and 2008, excluding both realized and unrealized derivative gains or losses.

	Three Months Ended March 31,
	2009	2008	Percent
Natural Gas (Mcf)
Appalachian Basin	975,681	967,620.8%
Michigan Basin	285,817	379,437	-24.7%
Rocky Mountains	7,828,763	5,599,765	39.8%
Total	9,090,261	6,946,822	30.9%

Average Sales Price	$3.23	$7.33	-55.9%

Oil (Bbls)
Appalachian Basin	1,704	1,096	55.5%
Michigan Basin	823	823	0%
Rocky Mountains	341,357	253,533	34.6%
Total	343,884	255,452	34.6%

Average Sales Price	$37.77	$81.14	-53.5%

Natural Gas Equivalents (Mcfe)*
Appalachian Basin	985,905	974,196	1.2%
Michigan Basin	290,755	384,375	-24.4%
Rocky Mountains	9,876,905	7,120,963	38.7%
Total	11,153,565	8,479,534	31.5%

Average Sales Price	$3.79	$8.45	-55.1%
*One barrel of oil is equal to the energy equivalent of six Mcf of natural gas.

Oil and Gas Derivative Activities

We use various derivative instruments to manage fluctuations in oil and natural gas prices.  We have in place a series of collars, fixed price swaps and basis swaps on a portion of our oil and natural gas production.  Under the collar arrangements, if the applicable index rises above the ceiling price or swap, we pay the counterparty; however, if the index drops below the floor or swap, the counterparty pays us.  Our production volumes for the quarter ended March 31, 2009 were 343,884 Bbls of oil and 9.1 Bcf of natural gas.  Our hedging counterparties are all current or past members of our bank group for our credit facility.  A complete listing of the Company’s derivative positions is included in the Company’s Form 10-Q for the quarterly period ended March 31, 2009, available at the Company’s website at www.petd.com.

Non-GAAP Financial Measures (unaudited)

This release refers to “Adjusted net income,” “Adjusted diluted earnings per share,” "Adjusted cash flow from operations" and “EBITDA” all of which are non-GAAP financial measures.  “Adjusted Net Income” is a measure defined as Net Income adjusted for unrealized gains and losses on derivatives, a one time provision for underpayment of gas sales, and corresponding tax impacts. Adjusted net income and adjusted diluted earnings per share exclude certain items that the Company believes affect the comparability of producing companies.  The Company discloses these non-GAAP financial measures as a useful adjunct to GAAP earnings because: the Company uses adjusted net income to evaluate its operational trends and performance relative to other natural gas and oil producing companies; adjusted net income is more comparable to earnings estimates provided by securities analysts; items excluded generally are one-time items or items whose timing or amount cannot be reasonably estimated, accordingly, any guidance provided by, the Company generally excludes information regarding these types of items. Adjusted cash flow from operations is the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes it is important to consider Adjusted cash flow from operations separately, as the Company believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs, and related operational factors, without regard to whether the earned or incurred item was collected or paid during that year.  The Company also uses this measure because the collection of its receivables or payment of its obligations has not been a significant issue for the Company's business, but merely a timing issue from one period to the next, with fluctuations generally caused by significant changes in commodity prices. EBITDA is a non-GAAP measure calculated by adding net income, interest (net), income taxes, and depreciation, depletion and amortization for the period. Management believes EBITDA is relevant because it is a measure of cash available to fund the Company’s capital expenditures and service its debt and is a widely used industry metric which allows comparability of our results with our peers. Adjusted cash flow from operations and EBITDA are not measures of financial performance under GAAP and should be considered in addition to, not as a substitute for, cash flows from operations, investing, or financing activities, nor as a liquidity measure or indicator of cash flows reported in accordance with U.S. GAAP.

Consolidated Statements of Operations
(in thousands, except per share data)

“Unaudited”

	Three Months Ended March 31,
	2009	2008
Revenues:
Oil and gas sales	$39,742	71,646
Sales from natural gas marketing activities	22,389	23,325
Well operations and pipeline income	2,796	2,352
Oil and gas well drilling operations	193	3,083
Oil and gas price risk management gain (loss), net	23,683	(42,310)
Other income	42	3
Total revenues	88,845	58,099

Costs and expenses:
Oil and gas production and well operations costs	16,216	18,132
Cost of natural gas marketing activities	21,878	22,121
Cost of oil and gas well drilling operations	145	78
Exploration expense	5,643	4,283
General and administrative expense	12,094	9,823
Depreciation, depletion and amortization	34,344	21,131
Total costs and expenses	90,320	75,568

Gain on sale of leaseholds	120	-

Income from operations	(1,355)	(17,469)
Interest income	20	271
Interest expense	(8,383)	(4,932)
Income before income taxes	(9,718)	(22,130)
Provision for income taxes	(4,015)	(8,202)

Net loss	$(5,703)	$(13,928)

Basic and diluted earnings per common share	$(0.39)	$(0.95)

First Quarter 2009 Earnings Conference Call

The Company will host a conference call with investors to discuss first quarter 2009 results. The Company invites you to join Richard W. McCullough, Chairman and Chief Executive Officer, Gysle R. Shellum, Chief Financial Officer, and Barton R. Brookman, Senior Vice President – Exploration and Production, for a conference call on Monday, May 11, 2009, for a discussion of the results.

What:                      Petroleum Development Corporation 2009 First Quarter Earnings Conference Call

When:                      Monday, May 11, 2009, at 11:00 a.m. Mountain Daylight Time

How:       Log on to the web site at www.petd.com, or dial-in:
Domestic (toll free) at 877/407-9210
International at 201/689-8049

Replay Numbers:
Domestic (toll free) at 877/660-6853
International at 201/612-7415
 Account #: 286, Conference ID #: 321759

A replay of the call will be available through Friday, May 22, 2009.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas and oil. Its operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. PDC is included in the S&P SmallCap 600 Index and the Russell 3000 Index of Companies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding our business, financial condition, results of operations and prospects.  Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which include statements of estimated oil and natural gas production and reserves, drilling plans, future cash flows, anticipated liquidity, anticipated capital expenditures and our management’s strategies, plans and objectives.  However, these are not the exclusive means of identifying forward-looking statements herein.  Although forward-looking statements contained in this report reflect our good faith judgment, such statements can only be based on facts and factors currently known to us.  Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of, natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  Important factors that could cause actual results to differ materially from the forward looking statements include, but are not limited to:

•	Further deepening of the current global economic crisis;
•	changes in production volumes, worldwide demand, and commodity prices for oil and natural gas;
•	the timing and extent of our success in discovering, acquiring, developing and producing natural gas and oil reserves;
•	our ability to acquire leases, drilling rigs, supplies and services at reasonable prices;
•	the availability and cost of capital to us;
•	risks incident to the drilling and operation of natural gas and oil wells;
•	future production and development costs;
•	the availability of sufficient pipeline and other transportation facilities to carry our production and the impact of these facilities on price;
•	the effect of existing and future laws, governmental regulations and the political and economic climate of the United States of America (“U.S.”);
•	the effect of natural gas and oil derivatives activities;
•	conditions in the capital markets; and
•	losses possible from pending or future litigation.

Further, we urge you to carefully review and consider the disclosures made in our Form 10-Q, including the risks and uncertainties that may affect our business as described under Item 1A, Risk Factors, and our other filings with the Securities and Exchange Commission.  We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this report.  We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events.

CONTACT: Marti Dowling, Manager – Investor Relations, 303/831-3926, ir@petd.com

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1775 Sherman Street • Suite 3000 • Denver, Colorado • 80203-4341 • Phone: 303/860-5800
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